Exhibit 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

July 1, 2002

Dear Sir/Madam:

     We have read paragraph 1 (as it relates to Arthur Andersen LLP) and paragraphs 2, 3, 4, and 5 of Item 4 included in the Form 8-K dated July 1, 2002 of Chico’s FAS, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
Arthur Andersen LLP

cc: Mr. Charles J. Kleman, Executive Vice President — Finance and
      Chief Financial Officer